Exhibit 99.4

Computation of Ratio of Earning to fixed charges and Earnings to fixed charges and prefered stock dividends

	For the Years Ended December 31,
	2005		2004		2003	2002	2001
	(In thousands, except ratios)
Earnings:
Net income before equity in (loss) earnings from joint ventures and unconsolidated subsidiaries, minority interest and other items	$273,783		$189,341		$260,832	$183,118	$191,686
Add: Fixed Charges as calculated below	314,865		233,877		195,823	186,109	171,703
Add: Distributions of earnings of joint ventures	6,672		5,840		2,839	5,802	4,802
Subtract: Capitalized interest	(788)		—		—	(70)	(1,010)
Subtract: Minority interest (expense) in pre-tax income of subsidiaries that have not incurred fixed charges	691		225		—	—	—
Total earnings	$595,223		$429,283		$459,494	$374,959	$367,181

Fixed charges:
Interest expense (before carveouts)	$313,053		$232,918		$194,999	$185,361	$170,121
Plus: Capitalized interest	788		—		—	70	1,010
Implied interest component on the company's rent obligations	1,024		959		824	678	572
Fixed charges	$314,865		$233,877		$195,823	$186,109	$171,703
Preferred dividend requirements	42,320		51,340		36,908	36,908	36,908
Fixed charges and prefered stock dividends	$357,185		$285,217		$232,731	$223,017	$208,611

Earnings to fixed charges and preferred stock dividends (1)	1.67x	(2)	1.51x	(3)	1.97x	1.68x	1.76x

Earnings to fixed charges (1)	1.89x	(2)	1.84x	(3)	2.35x	2.01x	2.14x

Explanatory Notes:

(1)    For the purposes of calculating these ratios, “earnings” consist of income from continuing operations before adjustment for minority interest in consolidated subsidiaries, or income or loss from equity investees, income taxes and cumulative effect of change in accounting principle plus “fixed charges” and certain other adjustments. “Fixed charges” consist of interest incurred on all indebtedness related to continuing and discontinued operations (including amortization of original issue discount) and a reasonable approximation of the interest factor from our rent obligations in the periods presented.

(2)    Includes the effect of STARs asset-backed notes redemption charge of $44.3 million. Excluding this charge, the ratio of earnings to fixed charges and preferred stock dividends and the ratio of earnings to fixed charges would have been 1.8x and 2.0x respectively.

(3)    Includes the effect of chief executive officer, chief financial officer and ACRE Partners compensation charges of $106.9 million, 8.75% Senior Notes due 2008 redemption charge of $11.5 million and, for the ratio of earnings to fixed charges and preferred dividends, preferred stock redemption charge of $9.0 million. Excluding these charges, the ratio of earnings to fixed charges and preferred stock dividends and the ratio of earnings to fixed charges would have been 2.0x and 2.4x, respectively.